                                                                   EXHIBIT 23(A)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Qwest Corporation (formerly U S WEST Communications, Inc.) (the "Company") Registration Statement on Form S-4 of our report dated
January 26, 2000, on the consolidated balance sheets of the Company as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999, included in the Company's Form 10-K dated March 3, 2000 and to all references to our Firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

Denver, Colorado,
  October 11, 2000.